Exhibit 99.2

Coherent Corp. 375 Saxonburg Blvd. Saxonburg, PA 16056-9499 USA

SHAREHOLDER LETTER – NOVEMBER 6, 2023

Related Information. Representing management’s current views of the Company’s financial and operational performance and outlook, the following commentary is provided to give investors and analysts further insight into the Company’s performance in advance of the earnings call webcast. Please note the “Forward-Looking Statements” information in the back of this letter.

Fellow Coherent Shareholders,

We are pleased to present our Coherent Corp. Shareholder Letter setting forth an overview of our First Quarter Fiscal Year 2024 results.

Table 1

Financial Metrics

	THREE MONTHS ENDED
	Sep 30	Jun 30	Sep 30
$ Millions, except per share and percentage amounts (unaudited)	2023	2023	2022
Revenues	$1,053.1	$1,205.1	$1,344.6
GAAP Gross Profit	$306.9	$343.4	$443.6
Non-GAAP Gross Profit(1)	$366.4	$432.8	$542.2
GAAP Operating Income (Loss)(2)	$(21.3)	$(155.2)	$42.5
Non-GAAP Operating Income(1)	$132.4	$185.1	$286.4
GAAP Net Loss	$(67.5)	$(178.2)	$(38.7)
Non-GAAP Net Earnings(1)	$55.0	$94.9	$183.6
GAAP Diluted Loss Per Share	$(0.65)	$(1.54)	$(0.56)
Non-GAAP Diluted Earnings Per Share(1)	$0.16	$0.41	$1.04
Other Selected Financial Metrics
GAAP gross margin	29.1%	28.5%	33.0%
Non-GAAP gross margin(1)	34.8%	35.9%	40.3%
GAAP operating margin	(2.0)%	(12.9)%	3.2%
Non-GAAP operating margin(1)	12.6%	15.4%	21.3%
GAAP return on sales	(6.4)%	(14.8)%	(2.9)%
Non-GAAP return on sales(1)	5.2%	7.9%	13.7%

(1)

The Company has disclosed financial measurements in this letter to shareholders that present financial information considered to be non-GAAP financial measures. These measurements are not a substitute for GAAP measurements, although the Company’s management uses these measurements as an aid in monitoring the Company’s on-going financial performance. The non-GAAP net earnings, the non-GAAP earnings per share, the non-GAAP operating income, the non-GAAP gross profit, the non-GAAP internal research and development, the non-GAAP selling, general and administration, the non-GAAP interest and other (income) expense, and the non-GAAP income tax (benefit), measure earnings and operating income (loss), respectively, excluding non-recurring or unusual items that are considered by management to be outside the Company’s standard operation and excluding certain non-cash items. EBITDA is an adjusted non-GAAP financial measurement that is considered by management to be useful in measuring the profitability between companies within the industry by reflecting operating results of the Company excluding non-operating factors. There are limitations associated with the use of non-GAAP financial measures, including that such measures may not be entirely comparable to similarly titled measures used by other companies, due to potential differences among calculation methodologies. Thus, there can be no assurance whether (i) items excluded from the non-GAAP financial measures will occur in the future or (ii) there will be cash costs associated with items excluded from the non-GAAP financial measures. The Company compensates for these limitations by using these non-GAAP financial measures as supplements to GAAP financial measures and by providing the reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures. Investors should consider adjusted measures in addition to, and not as a substitute for, or superior to, financial performance measures prepared in accordance with GAAP. All non-GAAP amounts exclude certain adjustments for share-based compensation, acquired intangible amortization expense, restructuring charges, integration and site consolidation expenses, integration transaction expenses, start-up costs related to the start-up of new devices for new customer applications, and various one-time adjustments. See Table 8 for the Reconciliation of GAAP measures to non-GAAP measures.

(2)	GAAP Operating income is defined as earnings before income taxes, interest expense, and other expense or income, net.

EXECUTIVE SUMMARY

Revenue. $1.053 billion, slightly above the midpoint of our $1.0 – 1.1 billion guidance.

Non-GAAP EPS. $0.16, above the midpoint of our $0.05 - $0.20 guidance. Excluding an extraordinary $0.03 benefit from a lower-than-expected tax rate and an adverse $0.01 impact from foreign exchange, Non-GAAP EPS would still have been $0.14.

Operating Cash Flow. $199 million, compared to $80 million in the year-ago quarter and $182 million in the preceding quarter.

Debt Reduction. We paid down $19 million of our outstanding debt.

Visibility. Macroeconomic uncertainty continues to impact our near-term growth and visibility; however, we expect sequential improvement in revenue growth throughout the remainder of fiscal 2024.

AI/ML. In the wake of the initial surge, we saw at the end of our fourth quarter of fiscal 2023, we have seen strong follow-on orders for our AI/ML-related Datacom transceivers which has driven a significant increase in our backlog for 800G Datacom transceivers.

Strategic Transactions Enhance Outlook for Silicon Carbide Business. Our recently announced silicon carbide transactions resulting from our strategic review process announced in May 2023 significantly enhance our silicon carbide business and free up future cash flow for debt repayment and other growth initiatives. As we announced on October 10, 2023, DENSO CORPORATION and Mitsubishi Electric Corporation have agreed to invest an aggregate $1 billion in our silicon carbide business and to enter into long-term supply agreements that support their demand for 150 mm and 200 mm silicon carbide substrates and epitaxial wafers.

PART I - OUTLOOK, VISIBILITY, KEY TRENDS, AND DEVELOPMENTS

OUTLOOK

These metrics are provided on a non-GAAP basis, except for revenue and share count. Non-GAAP earnings per share is on a fully diluted basis. The outlook assumes that the exchange rate of the U.S. dollar to other currencies will remain relatively stable at current levels.

SECOND QUARTER FISCAL 2024

Our guidance for our second quarter of fiscal 2024 ending December 31, 2023 is as follows:

•	Revenue of approximately $1.075 – 1.175 billion.

•	Non-GAAP gross margin of approximately 35 - 37%.

•	Non-GAAP operating expense of approximately $238 - 252 million.

•	Non-GAAP operating margin of approximately 13 – 15%

•	Non-GAAP Adjusted EBITDA of approximately 19 - 21%.

•	Interest expense of approximately $73 – 77 million

•	Non-GAAP tax rate of approximately 20 - 23%.

•	Series B Preferred P.I.K. Dividend of approximately $30 million.

•	Non-GAAP earnings per share of approximately $0.14 - 0.32.[1]

•	Share count for the entire guidance range is 153 million.

•	Capital Expenditures of approximately $95 - 125 million.

Pretax amounts of non-GAAP adjustments in the second quarter of fiscal 2024 include:

•	Stock compensation of approximately $35 – 43 million.

•	Amortization of approximately $72 million.

•	Restructuring, synergies, and consolidation expenses of approximately $45 – 55 million.

FULL YEAR FISCAL 2024

Our guidance for fiscal 2024 ending June 30, 2024 is as follows:

•	Revenue of approximately $4.5 – 4.7 billion, unchanged from our previous guidance.

•	Non-GAAP gross margin of approximately 36 - 38%.

•	Non-GAAP operating expense of approximately $995 million - 1.025 billion.

•	Non-GAAP operating margin of approximately 14 – 16%.

•	Non-GAAP Adjusted EBITDA of approximately 20 - 22%.

•	Interest expense of approximately $284 – 294 million.

•	Non-GAAP tax rate of approximately 18 - 20%.

•	Series B Preferred P.I.K. Dividend of approximately $123 million.

[1]

The Company does not provide reconciliations of forward-looking Non-GAAP EPS. The Company is unable, without unreasonable efforts, to forecast certain items required to develop a meaningful GAAP financial measure that is comparable to this forward-looking figure.

•	Non-GAAP earnings per share of approximately $1.00 - 1.50, unchanged from our previous guidance.[2]

•	Share count for the entire guidance range is 153 million.

•	Capital Expenditures of approximately $350 - 400 million.

Pretax amounts of Non-GAAP adjustments for full year fiscal 2024 include:

•	Stock compensation of approximately $140 – 158 million.

•	Amortization of approximately $290 million.

•	Restructuring, synergies, and consolidation expenses of approximately $165 – 185 million.

VISIBILITY, KEY TRENDS AND DEVELOPMENTS

MARGIN STRUCTURE

The first quarter of fiscal 2024 extended the recent downward trend in our Non-GAAP gross and operating margin, however, we expect that the quarter will mark the low point for both. Driving a rebound and long-term secular improvement in margin structure is a key strategic priority for the Company. We are working to drive sequential operational improvement in our gross and operating margin starting in the second quarter of fiscal 2024 and extending throughout the balance of fiscal 2024 followed by additional secular improvement in fiscal 2025 and beyond.

Ongoing weak end market demand due to macroeconomic conditions has played a significant role in our current margin downtrend. Higher revenue volume driven by improved end market demand similarly will contribute to a rebound in our margin structure; however, we are not waiting for such a rebound to drive enhanced operating efficiency. We have already implemented actions across virtually all of our businesses in a drive for enhanced operating efficiency as measured by return on sales. We also expect these actions to enhance our competitive position and thereby revenue growth across our end markets.

First Quarter of Fiscal 2024. Our near-term margin challenges continued in the first quarter of fiscal 2024. Non-GAAP gross margin of 34.8% declined from 35.9% in the preceding quarter and from 40.3% in the prior year period. Non-GAAP operating margin of 12.6% declined from 15.4% in the preceding quarter and from 21.3% in the year ago quarter. As previously noted, lower revenue, which resulted in lower fixed cost absorption, and unfavorable product mix were the primary drivers of both the sequential and year-over-year gross margin declines, which, together with the rate of revenue decline partially offset by our reduced operating expenses, were the primary drivers of both the sequential and year-over-year operating margin declines.

Second Quarter of Fiscal 2024. We expect to drive sequential improvement to 35 - 37% Non-GAAP gross margin and 13 - 15% Non-GAAP operating margin in our second quarter of fiscal 2024.

[2]

The Company does not provide reconciliations of forward-looking Non-GAAP EPS. The Company is unable, without unreasonable efforts, to forecast certain items required to develop a meaningful GAAP financial measure that is comparable to this forward-looking figure.

Fiscal 2024. With the benefit of additional sequential improvement in both measures in the third and fourth quarters of fiscal 2024, we expect to drive 36 - 38% Non-GAAP gross margin and 14 - 16% Non-GAAP operating margin for all of fiscal 2024.

Longer-Term. We are driving to sustainably achieve 40% Non-GAAP gross margin and 20% Non-GAAP operating margin by the end of the first-half of fiscal 2026. Our longer-term goal is to drive greater than 40% Non-GAAP gross margin and greater than 20% Non-GAAP operating margin.

Key Drivers. Underlying our view, key drivers of operational excellence to attain each of the above targets are broadly focused on pricing, procurement, and productivity, and include:

1.	Gross Margin:

•	continuous rationalization and refreshing of the portfolio;

•	continuous rationalization of the supply base for cost and resiliency;

•	implementation of a streamlined Asia Pacific manufacturing center of excellence;

•	moving up the value chain;

•	operating cost reductions based on a rationalized manufacturing footprint;

•	increased capacity utilization;

•	favorable product mix, driven by increasingly efficient new product introductions;

•	productivity improvements through improvements in yields and quality;

•	implementation of a digital transformation and the adoption of AI technology;

•	leveraging our service organization into new markets offering new services.

2.

Operating Margin: in addition to the above drivers of gross margin improvement, we expect to drive future operating margin improvement from operating leverage by both increasing revenue and ongoing operating expense reduction, with the latter driven by the execution of:

•	our Synergy and Site Consolidation Plan;

•	our Restructuring Plan;

•	additional cost and expense actions underway.

Synergy and Site Consolidation. Our stated goal for our Synergy and Site Consolidation Plan for the Coherent, Inc. acquisition (the “Synergy and Site Consolidation Plan”) was to achieve $250 million in annual synergies over three years, with $250 million of costs to achieve these synergies. We have accelerated some of the actions planned as part of our post-three-year synergy and site consolidation efforts. These relocations and other actions are expected to help offset our lower-than-expected supply chain cost savings that result from lower revenue and allow us to achieve our targeted $250 million in annual synergies. At the end of the first year, we reached $73 million of synergies for fiscal 2023. In the first quarter of fiscal 2024, we achieved another $37 million in synergies, an annualized run rate of $147 million. To date, synergies have been nearly evenly split between the cost of sales and operating expenses.

Restructuring. In the fourth quarter of fiscal 2023, we implemented a restructuring plan (the “Restructuring Plan”) that includes site consolidations and closures as well as the relocation and requalification of certain manufacturing facilities. The following restructuring actions are intended to realign our cost structure as part of a transformation to a simpler, more streamlined, resilient and sustainable footprint and business model:

•

China and Rest of Asia Site Consolidation. Consolidation of sites in China and the rest of Asia, including the closure of certain manufacturing facilities and sales offices and the establishment of new regional design centers closer to our customers in the Global South. The intent of these actions is to optimize our footprint in Asia. In addition, through these actions, we will replicate the state-of-the-art manufacturing lines we have in China to other parts of Asia to increase resiliency to our internal and external supply chain by taking advantage of the best practices of operational excellence, new product introductions, a smarter and shorter supply chain, and redundancy for sustainability.

•

Compound Semiconductor Site Consolidation. Consolidation of compound semiconductor wafer fab and device manufacturing facilities, including the closure of half of these facilities is a multi-year and cross-cutting initiative. We will consolidate into our most modern facilities with a stable baseline of operational excellence and will drive better utilization of our assets while reducing our costs and improving our new product introduction (NPI) cycle times.

•

Savings. We expect total savings for fiscal 2023 - 2025 to be $200 - 300 million, with annual savings of $110 - 140 million by fiscal 2025. We forecast savings associated with the Plan to be approximately $90 - 100 million for full fiscal year 2024.

•

Costs to Achieve. We expect total costs to achieve these savings over the fiscal 2023 - 2025 period to be $175 - 200 million, including severance, retention, facility moves, short-term duplicate costs, lease termination costs, and IT consolidation costs. In the first quarter of fiscal 2024, we recorded restructuring charges of $3 million, consisting primarily of employment termination costs.

•

Restructuring Charges. We expect restructuring charges to be in the $35 - 45 million range for full fiscal year 2024 mainly comprised of employment termination, facility move costs and accelerated depreciation. We expect restructuring charges to be in the $25 - 35 million range for full fiscal year 2025, consisting primarily of employment termination, facility move costs and accelerated depreciation, and savings associated with the Plan to be $110 - 140 million for full fiscal year 2025, as noted above. In fiscal 2023, restructuring charges were $119 million, primarily for workforce reduction and the write-off of property and equipment, net of $65 million from reimbursement arrangements.

VISIBILITY

AI-Driven Datacom Demand Offsetting Macro-Driven Weakness in Industrial and Instrumentation Markets

Underlying our unchanged $4.5 – 4.7 billion revenue guidance for full year fiscal 2024, the first quarter reinforced our confidence and outlook for our Datacom transceiver business driven by AI-related data center builds by Webscale, other Cloud Internet Content Providers, and companies that supply them; at the same time, we saw unchanged soft end market demand for most of our other markets, including most prominently in our Industrial, Electronics and Instrumentation markets, driven primarily by ongoing macroeconomic weakness that has resulted in lower industrial manufacturing output, telecom inventory digestion, weaker demand in the consumer electronics market vertical and related post-Covid inventory digestion in our

Life Sciences vertical. We are forecasting 11% second half over first half improvement in revenue in the second-half of our fiscal 2024 (at the midpoint of guidance) driven primarily by the strength in our AI-related Datacom transceiver market and successful 800G NPI ramps along with modest recovery in some of our market verticals including Telecom and all of our Industrial verticals . Our longer-term outlook for strong secular growth in all of our markets remains unchanged, driven by both an eventual recovery in end market demand and the impact of AI along with other significant drivers discussed at greater length below.

While we believe we are well positioned to benefit from any improvement in the macroeconomic environment, we are not assuming we will see signs of a meaningful rebound across all market verticals in fiscal 2024. We are prosecuting a reset year with these external challenges which will persist in the second quarter of fiscal 2024 as our customers continue to take proactive measures to manage inventory and cash to address limited visibility, and to reduce their orders to us as the lead times in the market continue to contract.

Backlog and Orders

In the first quarter, both orders and backlog declined year-over-year driven by ongoing macroeconomic uncertainty. Orders, however exceeded our internal forecast driven by strength in Networking, which more than offset weakness in our Materials and Lasers segments.

•	Backlog. We ended the quarter with almost $2.9 billion of backlog, approximately a $150 million or 5% sequential increase but a greater than (5%) year-over-year decline.

•

Orders. Orders decreased year-over-year by over (10%) and sequentially by over (5%). Relative to our internal expectations, ongoing significant order strength in Networking driven by AI-related Datacom transceivers more than offset ongoing weak order trends in our Materials and Lasers segments, whose combined backlogs decreased by $39 million sequentially. The sequential decline was due to the over 30% sequential order growth in the preceding quarter, which was driven by the extraordinary surge in AI-related Datacom transceiver orders received at the end of June, earlier than expected.

Networking

We continue to enjoy strong momentum in our Networking segment. Our Datacom order strength more than offset ongoing weakness in our Telecom business to drive overall orders for our Networking segment almost 80% above our internal forecast and a well over 20% increase year-over-year. Following the extraordinary surge in AI-related Datacom transceiver orders in the preceding quarter, the sequential decline in Networking segment orders was far less than we had expected.

AI-Related Datacom Transceivers: Strong Follow-On Order Book. Strong follow-on AI/ML-related orders for our 800G Datacom transceivers in the first quarter from Webscale, Cloud Internet Content Providers (ICP), and other companies in the Webscale and Cloud ICP ecosystem along with significant new engagements with a number of leading Webscale and networking equipment companies reinforced our longer-term outlook for our Datacom transceiver business and enabling active and passive components business. We are excited as to the role these businesses will play in enabling the broad ecosystem to meet the challenges of scaling NPI into high volume production required by the rapid growth of AI/ML, especially generative AI.

While fully recognizing the evolution of different protocols for AI connectivity including Infiniband, Ethernet and some proprietary protocols such as NVLink, our transceivers are designed to be compatible and interoperable with all of the protocols and standards that are currently used for AI connectivity. We believe that we are equally well-positioned—in terms of technology, products and customer relationships—to address anticipated evolutions of AI connectivity architectures. We also are excited by the strong interest we are seeing from key customers for 1.6T transceivers and components. The retooling of datacenter architectures and integration of AI clusters by Webscale and other cloud companies represent an immediate and direct growth opportunity for our Datacom business – both our transceivers and our enabling active and passive components, especially leading-edge high-speed lasers.

800G Demand. Driven by AI-related data center builds, 800G Datacom transceiver backlog significantly increased from the already substantial level of the preceding quarter. Increased orders for 800G Datacom transceivers in the first quarter drove a more than a 200% increase in our 800G backlog for the first quarter of fiscal 2024, enhancing the depth and breadth of our AI-related 800G Datacom business. During the quarter we enjoyed both expanding AI-related product engagements with existing customers and a number of new significant AI-related customer engagements including with some of the largest Webscale and networking equipment manufacturer (NEM) companies.

Lasers Segment: We Continue to Expect Improvement in FY2H24

We saw largely unchanged market conditions in our Lasers segment with the macroeconomic environment continuing to impact demand; however, we expect to see improvement in the second-half of fiscal 2024. Orders in our Lasers segment decreased sequentially by over 5% and year-over-year by approximately 25% and were modestly below our internal forecast. Revenue increased slightly (by 1%) on a sequential basis driven by semiconductor front-end, especially wafer inspection lasers, and strong recovery in the OLED Excimer service revenue, with the latter driven by increased OLED fab utilization, inventory depletion and emerging green shoots in the consumer market. Underlying our expectation for the start of recovery in the second-half of fiscal 2024, we expect both of these trends to continue for the rest of fiscal 2024, driven by the build-out of new fabs and the required laser-based Wafer Fab Inspection equipment investments that precede them in leading edge nodes driven by such applications as AI, by OLED growth driven by increasing adoption into tablet and laptop computers, and by a rebound in Android smartphone sales volumes from the lowest levels in a decade. We also expect these trends to more than offset any overall slowdown in other markets and continued weakness in our Instrumentation market while the Life Sciences inventory is worked off, which we expect will continue at least through the second-half of fiscal 2024. As discussed at greater length below, we remain excited as to our longer-term outlook for both our Industrial and Instrumentation markets.

Materials Segment Ongoing Challenges and SiC Opportunities

Orders in our Materials segment were essentially flat on a sequential basis but decreased by approximately 40% year-over-year. We now expect this weakness to continue into the second half of fiscal 2024, as previously disclosed reduced demand in our Consumer Electronics business, along with a temporary slowdown in EUV demand, more than offsets AI-related Datacom OEM sales strength and the increased fab utilization due to the increased output to support our Datacom transceiver demand. Demand for lasers for our internal Datacom transceiver ramp combined with the substantial increase in demand from transceiver manufacturers is requiring a substantial increase in investment and a strong focus on product development and NPI ramps in four of our wafer fabs as we invest to expand capacity to support not only 800G and 1.6T for the next few years, but also the development of 3.2T technologies.

Recently Announced Transactions Significantly Enhance Long-Term Outlook

Near-term demand for the silicon carbide (SiC) business remains robust. Demand continues to outstrip our ability to supply our silicon carbide substrates and epitaxial wafers, with SiC revenue growth currently only constrained by our ability to ramp production capacity.

Our long-term outlook and confidence in both our SiC and our overall business has been significantly enhanced by our recently announced transactions in our silicon carbide business resulting from our strategic review process announced in May 2023.

As we announced on October 10, 2023, DENSO CORPORATION and Mitsubishi Electric Corporation have agreed to invest an aggregate $1 billion in our silicon carbide business (the “SiC Business”). Under the terms of the transactions, DENSO and Mitsubishi Electric will each invest $500 million in exchange for a 12.5% non-controlling ownership interest in the SiC Business, with Coherent owning the remaining 75%. Prior to the completion of the transaction, Coherent will separate and contribute the SiC Business to a new subsidiary. Coherent will control and operate the SiC Business, which will continue to be led by Sohail Khan, Coherent’s Executive Vice President, Wide-Bandgap Electronics Technologies. In connection with the transaction, the SiC Business will enter into long-term supply arrangements with DENSO and Mitsubishi Electric that support their demand for 150 mm and 200 mm silicon carbide substrates and epitaxial wafers. We expect these transactions to close by the end of the first quarter of calendar 2024.

These transactions are expected to allow Coherent to increase its available free cash flow to provide greater financial and operational flexibility to execute its capital allocation priorities including debt reduction.

Expected Benefits. More specifically, these transactions confer a number of significant benefits including the following:

•

Outstanding Partners. DENSO and Mitsubishi Electric represent two outstanding partners. DENSO is a leading Tier-1 supplier to the automotive market and Mitsubishi Electric is a leading supplier of industrial and automotive power systems.

•

Expanded Capacity and R&D. The aggregate $1B investment will help to accelerate 150 mm and 200 mm silicon carbide substrates and epitaxial wafer capacity expansion and our R&D plans for the silicon carbide business.

•

Growth Outlook and Visibility. The transactions further enhance the SiC revenue growth outlook and visibility by virtue of the long-term supply agreements to support DENSO and Mitsubishi Electric’s demand for 150 mm and 200 mm silicon carbide substrates and epitaxial wafers.

•

Operating and Financial Flexibility. The investments provide Coherent with greater operating and financial flexibility. While dedicated to the silicon substrate business, the investments will allow us to free up future cash that otherwise would have been used for capital and operating expenditures for the silicon carbide business for other purposes including debt reduction. As a reminder, Coherent had previously announced in August 2021 that it planned to invest $1 billion over the next 10 years in its silicon carbide business.

•	Significant Retained Ownership Interest and Operating Control. Coherent maintains 75% ownership and strategic and operating control of the silicon carbide business.

•	Valuation. The transactions placed a $3 billion value on the silicon carbide business prior to the investments—approximately 10x our projected fiscal 2024 revenue for the silicon carbide business.

Networking Segment:

AI Transceiver NPI Launch and Ramp in Sight: Strong Longer-Term Outlook

Certain qualification milestones for some products as part of our NPI ramp are expected to be completed during the second quarter and allow us to continue to expand our output materially in the second-half of fiscal 2024. Previously disclosed supply chain constraints impacted our first quarter shipments and revenue as expected; at the same time, we are seeing meaningful improvement in some of these constraints and our ability to ramp production as reflected in an over 200% sequential increase in our 800G revenue in the first quarter. The primary supply chain issue remains shortages of certain components such as ICs.

We expect increased revenue from further significant supply chain improvement throughout fiscal 2024. 800G supply constraints are expected to ease and our qualification and NPI ramp to proceed with full resolution of supply chain constraints by the end of fiscal 2024 based on our current view of future 800G demand.

Telecom: Recovery in Sight: Strong Longer-Term Outlook

We believe that the first quarter of fiscal 2024 will mark the bottom for our Telecom business as measured by our backlog and revenue; we now expect significant increases in revenue both for the second-half over the first-half of fiscal 2024 and for full year fiscal 2025 over fiscal 2024.

As we expected, in the first quarter, the overall Telecom market for our optical components remained muted as our NEM and communications service provider (CSP) customers continued to work down their inventory levels, while CSPs delayed projects and spending. We expect modest sequential improvement in our Telecom revenue starting in the second quarter and extending throughout the remainder of fiscal 2024 with more pronounced improvements in fiscal

2025 and beyond. We expect to see meaningful reduction in our customers’ inventory levels in the second-half of fiscal 2024, which should contribute to a return to normal ordering patterns in our fiscal 2025 and to year-over-year revenue growth beginning in early fiscal 2025. Underlying our view, near-term, some of our largest customers have indicated modest improvement in end demand. Longer-term, we expect to meaningfully benefit from ongoing market recovery; strong customer traction for a number of new products that expand our addressable market; and a number of key emerging opportunities at new prospective direct customers. We are especially excited about the number and quality of customer design wins for our new 100G ZR and high power 400G ZR/ZR+ pluggable transceivers including at large OEMs who are new customers. The 100G ZR transceivers are based on our own internally developed Steelerton DSP, which represents a disruptive element in our portfolio. We currently are qualified and shipping our 400G ZR/ZR+ transceiver and expect to commence ramping production and commercial shipments of the new 100G ZR transceivers in the first-half of calendar 2024.

Trade Compliance Update on U.S. Restrictions:

New Semiconductor-Related Export Controls-No Meaningful Impact Expected

At present, we do not expect a meaningful adverse impact from the new round of export control restrictions announced by the U.S. Department of Commerce on October 17th. These newest restrictions target exports of certain integrated circuits and semiconductor manufacturing equipment to China and impose new end use and end user controls to constrain certain cutting-edge technology development in China. As with others in the industry, we continue to assess these new rules and to update our compliance controls to account for them.

PART II - FINANCIAL OVERVIEW

FIRST-QUARTER FISCAL 2024

Revenue. We generated $1.053 billion in revenue, slightly above the midpoint of our $1.0 - $1.1 billion guidance range, but a 13% sequential decrease and a 22% year-over-year decrease. Networking orders exceeded our internal forecast by almost 80%, which is offsetting ongoing weak demand trends in our Materials and Lasers segments and underpins our confidence that we will achieve our unchanged $4.5 – 4.7 billion revenue guidance range for full year fiscal 2024.

•

Materials. Revenue of $245 million for our Materials segment decreased by 15% sequentially and 31% year-over-year, primarily due to the previously disclosed expected reduction in our Consumer Electronics market revenue partially offset by an increase in the Automotive vertical revenue.

•

Networking. Revenue of $473 million for our Networking segment decreased by 19% sequentially and 21% year-over-year primarily due to the expected decrease in revenue, which in turn was primarily due to inventory digestion, from a Webscale customer that accounted for 10% of our fiscal 2023 revenue along with ongoing inventory digestion by other Webscale and CSP customers along with project delays specific to some CSPs.

•

Lasers. Revenue of $336 million for our Lasers segment was in-line with our internal forecast, increased slightly from the preceding quarter but decreased by 14% year-over-year primarily driven by ongoing macroeconomic uncertainty. Within the Lasers segment, we are seeing largely flat demand across virtually all of our Industrial and Instrumentation markets. Encouragingly, we are starting to see improvement in our Laser services revenue, primarily driven by increasing fab utilization and depleted inventory in our Display Capital Equipment market segment.

Non-GAAP EPS. Non-GAAP diluted earnings per share was $0.16, above the midpoint of our $0.05 - 0.20 guidance range driven by the slight revenue upside, lower than expected operating expense, and a favorable tax rate. These more than offset disappointing gross margin relative to our internal forecast. Excluding $0.03 contributed by a lower-than-expected tax rate and a $0.01 adverse impact from foreign exchange, non-GAAP EPS would have been $0.14.

Non-GAAP Gross Margin. 34.8%, which decreased on both a sequential and year-over-year basis. The primary drivers of the sequential and year-over-year declines were lower revenue, which resulted in lower fixed cost absorption, and unfavorable product mix.

Non-GAAP Operating Expenses. $234 million or 22.2% of revenue, a sequential decrease of $14 million and a year-over-year decrease of $22 million. Operating expenses as a percentage of revenue increased on both a sequential and year-over-year basis due to the greater rate of decline in revenue. The reduced level of absolute operating expense on both a sequential and year-over-year basis was driven by strong cost control discipline across the Company and our Synergy and Site Consolidation Plan and our Restructuring Plan.

Non-GAAP Operating Margin. 12.6%, a sequential and year-over-year decrease driven by lower revenue and gross margin partially offset by reduced operating expenses.

Operating Cash Flow. $199 million, which increased from the preceding quarter and year-ago levels.

Capital Expenditures. $62 million, almost 50% of which was for the Wide-Bandgap Technologies to expand manufacturing infrastructure of 200 mm platforms for silicon carbide substrates and epitaxial wafers and related devices. Capital expenditures for our SiC Business between the signing and the closing of the DENSO and Mitsubishi investment agreements will be reimbursed to Coherent.

Debt Reduction. In the quarter, we paid down $19 million of our outstanding debt.

Debt. Gross debt was approximately $4.4 billion and net debt was approximately $3.4 billion at the end of the quarter, compared to $4.4 billion and $3.6 billion, respectively, at the end of the preceding quarter.

Leverage. Gross leverage was 4.0x and net leverage was 3.2x at the end of the quarter on a calculated basis, using the trailing 12 months of adjusted EBITDA at September 30, 2023 compared to 3.6x and 2.9x, respectively, at the end of the preceding quarter. Including the cost savings and synergy credit of $406 million allowed in the credit facility, gross leverage was 2.9x and net leverage was 2.3x at the end of the quarter compared to 2.9x and 2.4x, respectively, at the end of the preceding quarter. The Company’s credit agreement allows for customary add backs to Adjusted Consolidated EBITDA including cost savings, operating expense reductions, and synergies in connection with any restructuring, cost saving initiative or other initiatives.

•	Target: Our long-term leverage target is 2.5x synergized gross leverage.

Table 2

Other Financial Statistics

$ Millions, except per share and percentage amounts (unaudited)	Q1 FY24	Q4 FY23	Q1 FY23
Inventory	1,281	1,272	1,347
Cash	941	833	899
Gross Debt	4,380	4,399	4,730
Net Debt	3,438	3,565	3,831
Calculated - Gross/Net leverage	4.0x / 3.2x	3.6x / 2.9x	3.8x / 3.1x
Credit Facility - Gross/Net Leverage	2.9x / 2.3x	2.9x / 2.4x	3.2x / 2.6x
Debt Payments	19	121	996
Operating Cash Flow	199	182	80
Capital expenditures	62	93	139
Depreciation	66	70	65
Amortization	73	134	83
Fully diluted shares for NG EPS	152	141	149

As previously noted, the Company has responded to the macroeconomic-driven impact on revenue growth that started in the second half of fiscal 2023 with a major restructuring plan for fiscal 2023 - 2025, an acceleration of the site consolidation portion of our Synergy and Site Consolidation Plan, and other targeted strategic actions.

PART III

NEAR & LONG-TERM TRENDS BY MARKETS & REGIONS

MARKETS

We report in four major end markets which are comprised of ten verticals to provide transparency to investors.

INDUSTRIAL

Revenue. First quarter revenue for our Industrial market decreased by 2% sequentially and 12% year-over-year to $404 million driven by ongoing macroeconomic driven weakness across most of our Industrial verticals including, most notably, Display Capital Equipment (Display), Precision Manufacturing and back-end Semiconductor Capital Equipment (SemiCap) verticals with the front-end SemiCap vertical being the exception.

Notice of Industrial Market Overview Webcast

We plan to discuss our Industrial market at greater length in December 2023 as the second installment of our “Market Overview” webcast series available on our website at coherent.com/company/investor-relations/financial-webcasts.

Demand Trends. While the near-term outlook for our Industrial business remains challenged by the macroeconomic backdrop, we continue to expect improvement in the second-half of fiscal 2024 and are excited by a number of longer-term trends. These trends include:

1.

Semiconductor Capital Equipment Vertical: We see favorable long-term demand trends for our SemiCap business augmented by government policy-driven fab investments (i.e., government subsidies for expanding production capacity) and, most importantly, our increasing serviceable addressable market (SAM) because of portfolio expansion over the longer-term. We enjoy a strong NRE-funded design win pipeline from existing and new customers across both front-end wafer inspection and new applications.

•

Front-End. We enjoy a particularly strong competitive position in front-end SemiCap, which accounts for most of our SemiCap vertical revenue. We have a number of new programs and design wins on track to drive future incremental revenue.

•	Semiconductor Wafer Inspection. We have a strong pipeline of design wins and NRE and record shipments in the first quarter of lasers for Semiconductor Wafer Inspection.

•

Additional Growth Opportunities. We are excited by significant growth opportunities in the SemiCap vertical for our ceramic, diamond and silicon carbide materials. The trend to increase wafer throughput is driving the need for more advanced materials that are stiffer and lighter and that have higher resonance frequency and better thermal properties. We expect our ceramics revenue to ramp throughout fiscal 2024. We also expect eventual incremental revenue contribution from new product introduction wins in the SemiCap market such as next-generation ceramics parts and assembly for next generation lithography machines.

•	AI. Our positioning should be favorably impacted by AI, in particular for our engineered materials and lasers, which enable equipment for fabricating next-gen nodes.

2.

Display Capital Equipment Vertical: We continue to expect an eventual rebound in the Display Capital Equipment (Display) segment of the Industrial market, where we are a leading supplier to virtually all of the leading companies in the Display vertical and where we enjoy a broad technology platform to address virtually all Display companies’ future roadmaps. We are especially strong in the Excimer laser annealing market, which accounts for the largest portion of our Display SAM.

•

OLED. The long-term outlook for our Display Excimer laser annealing business remains robust. We are excited by investments in new Gen 8 OLED fabs for capacity expansion for larger substrates for tablet and notebook computers and by OLED adoption in the automotive market. The move to larger OLED formats and new OLED display types will require new Excimer laser annealing systems along with new lasers for cutting. We are well positioned for both cutting and larger format annealing. We have also started receiving sizable purchase orders in connection with new fab investments in China. We expect the IT display market to increase from approximately $6B in calendar 2023 to almost $14 billion in calendar 2026 with OLED displays growing by well over 100% from approximately $3 billion to approximately $8 billion. Our Display business also should benefit from increasing adoption of OLEDs in smartphones and an eventual rebound in smartphone sales.

•

New DPSS Laser. We expect our new Python DPSS laser and the associated line-beam system to enhance our leading position in the OLED annealing market for larger IT displays. Customer evaluation has commenced after our successful first system installation at a systems integrator.

•

MicroLED. Long-term Display Capital Equipment demand is also augmented by the emergence of the MicroLED market and the adoption of laser lift-off and mass transfer processes. We have seen increasing MicroLED interest and customer engagement based on recent announcements from tier one smartphone manufacturers on their future MicroLED display roadmaps. As we previously disclosed, in the preceding fourth quarter, we received multiple orders from customers in China, Taiwan, and Korea for such systems.

•

Service. Encouragingly, we are starting to see improvement in our Display services revenue. While smartphone sales are near the lowest level in a decade, several OLED fabs in Korea are seeing increased fab utilization, which combined with depleted inventory of service spare parts, has driven a meaningful sequential increase in our service business. We expect both increasing fab utilization and new Excimer system laser installations to drive longer-term recovery in our Laser service revenue. While still below the year ago level, our Display service revenue increased by over 20% sequentially in the first quarter of fiscal 2024.

3.

Precision Manufacturing Vertical: While revenue from our Precision Manufacturing market segment suffered a significant sequential and year-over-year decrease, a second straight quarter of order growth suggests some stabilization. We continue to see a strong long-term outlook for this market driven by new product offerings that enhance our SAM and competitive position. An eventual macroeconomic rebound will especially affect Precision Manufacturing demand, our most macro-impacted vertical in the Industrial market. Encouragingly, some customers that have been pushing out shipments over the last 18 months have now requested shipments on short notice.

•

Electric Vehicles, EV Battery Assembly, and Medical Devices: Our key target markets of Electric Vehicles (EV) and Medical Device Manufacturing continue to provide healthy long-term market growth outlooks of > 15% and > 5%, respectively. We are especially excited by our positive order trend and strengthening market trend in Europe and the Americas for EV battery welding—and the revenue growth potential attending the pace of our cost reductions and performance improvements in our new ARM Laser and Beam Delivery Systems. The process monitoring and control technology that we pioneered, which is a significant differentiator in this system, is gaining increasing traction in the marketplace. We expect to ship this system in volume into the EV battery manufacturing market for precision copper welding.

•

65 W Diode Pump Chip: We are especially excited regarding the revenue growth prospect for our 65W diode pump chip, which we believe is the highest power single emitter pump laser in the market, with ongoing strong customer interest in the first quarter. We expect this chip to enable growth for fiber laser pumping in China, driven by continued expansion in China of the handheld laser welding market. We launched the first commercially available such product in the fourth quarter of fiscal 2023 and have provided samples of the product to all major fiber laser customers. The customer reception for this groundbreaking product has been exceptional.

COMMUNICATIONS

Revenue. For the quarter, Communications revenue decreased by 19% sequentially and 22% year-over-year to $460 million. The decrease was primarily due to our previously disclosed expected decrease in Datacom revenue, which in turn was primarily due to inventory digestion by Webscale customers and CSP customers in the Datacom vertical as well as project and shipment delays by CSP customers in the Telecom vertical. Revenue for our Communications market was split 71% for Datacom and 29% for Telecom across our Networking and Materials segments.

Communications Market Overview Webcast. We discussed our Communications market in greater detail on our September 19, 2023 Communications Market Overview webcast. A replay and investor presentation is available on our website at coherent.com/company/investor-relations/financial-webcasts.

Long-Term Demand Trends. We expect strong long-term growth in our Communications market driven by favorable secular trends in both our Datacom and Telecom businesses. Underlying our outlook:

1.

Datacom Vertical. Starting in the second-half of fiscal 2024, we expect a return to year-over-year Datacom revenue growth based on our order book together with strong customer engagements for AI-related data center buildouts and a return to revenue growth for our lower speed Datacom transceivers for non-AI deployments driven by inventory normalization. High speed (> 200G) transceivers now account for over 70% of our Datacom transceiver revenue.

a.

AI/ML. Strong follow-on orders in the first quarter for our Datacom transceivers for AI-based data center buildouts in the wake of the surge in demand in the preceding quarter reinforced our excitement as to the impact on our Datacom business from the rapid growth of AI/ML, especially generative AI. We also are excited by the strong interest we are seeing from key customers for 1.6T transceivers and components. Retooling of datacenter architectures and integration of AI clusters by Webscale and other Cloud ICP companies represent an immediate and direct growth opportunity for our Datacom business – both our transceivers and our enabling active and passive components, especially leading-edge high-speed lasers.

•

Expanded Engagements with Existing and New Customers. As previously noted, adding to our longer-term visibility, during the quarter we continued to expand AI-related product engagements with existing customers and entered into engagements with a number of new AI-related customers including some of the largest Webscale and networking equipment manufacturer companies.

•

Market Inflection; Long Duration. The strength of follow-on orders and customer engagements in the first quarter reinforced our confidence as to an inflection point in the Datacom transceiver market with significant AI/ML-related revenue growth in our Datacom transceiver business and thereby our overall revenue growth and profitability for many years to come.

•

More Than Just Datacom Transceivers. We see the longer-term benefit of AI/ML extending well beyond Datacom transceivers to impact other product markets that we address and to enable significant operating efficiencies across our organization.

•

Webscale. These orders also reflect our strong technology platforms and competitive position relative to Webscale and Cloud ICP AI/ML-driven datacenter deployments. For the quarter, Webscale customers and customers that incorporate our transceivers in solutions sold to Webscale customers accounted for virtually all of our AI-driven 800G and the bulk of our overall Datacom transceiver revenue. Webscale customers directly and indirectly accounted for approximately 60% of our total Datacom transceiver revenue for the quarter.

•

Competitive Positioning. Our investments in high-speed lasers over multiple decades have placed us in a unique position to meaningfully participate in the AI connectivity market, including for the upcoming 200G per optical lane era, required for 1.6T and eventually 3.2T Datacom transceivers, with multiple leading-edge laser platforms including DFB-MZs, EMLs, and VCSELs. We are making great progress on our 1.6T program and we expect to be first to market with the platform, the building blocks of which we demonstrated at ECOC, including our DFB-MZ laser, which also won the 2023 ECOC Exhibition Industry Award for Most Innovative Product in the category of Innovative Photonics Components.

•

Silicon Photonics. This year, to address AI-driven Datacom transceiver demand, we launched our Silicon Photonics-based 800G-DR8 Datacom transceiver. This transceiver is ideal for use in machine learning and training networks that need a link reach longer than 100 meters or where our customers prefer a single-mode over a multi-mode fiber cabling infrastructure in shorter reaches. At the ECOC tradeshow in October, we were pleased to demonstrate a linear pluggable optics (LPO) version of this product.

•

CPO. To meet the needs of the future CPO (co-packaged optics) market, we are uniquely well-positioned to cover both single-mode and multi-mode infrastructure options for our customers. Our Silicon Photonics program, combined with our InP CW (continuous wave) high-power lasers, will enable single-mode CPO applications or designs. In addition, given the successful track record of multi-mode pluggable transceivers in addressing short-reach applications such as AI/ML/HPC connectivity, we are also investigating a multi-mode CPO option, powered by our VCSELs. We presented our thought leadership on this subject at the OpenCompute Global Summit recently.

•

Market Growth. We estimate the AI-market for 800G, and eventually 1.6T and 3.2T Datacom transceivers, will grow at a greater than 40% CAGR over the next five years to over $4.2 billion in calendar 2028 from what we estimate was $0.6 billion in calendar 2023;we expect this growth for 800G and future 1.6T and 3.6T transceivers to drive a 20% CAGR for the entire Datacom transceiver market. We expect this growth to result in AI-related 800G and 1.6T Datacom transceiver shipments accounting for almost 60% of all Datacom transceiver shipments by 2028 and possibly sooner.

•

Supply Chain. As noted above, previously disclosed supply chain constraints impacted our first quarter shipments and revenue as expected; at the same time, we are seeing meaningful improvement in these constraints and our ability to ramp production as reflected in an approximately 200% sequential increase in our 800G revenue in the first quarter. The shortages of certain components from external suppliers are still affecting us. We expect increased revenue from further significant supply chain improvement throughout fiscal 2024. 800G supply constraints are expected to ease and our qualification and NPI ramp to proceed with full resolution of supply chain constraints by the end of fiscal 2024 based on our current view of future 800G demand.

•

Components. Our Datacom components enjoyed very strong revenue growth in the first quarter, 30% sequentially and 27% year-over-year, largely driven by strength in VCSELs and passives for AI applications.

2.

Telecom Vertical. While the near-term outlook for the Telecom market remains challenged by inventory digestion and project delays by CSPs, the first quarter reinforced our excitement regarding our longer-term Telecom growth outlook. Near-term, we believe the first quarter will mark the bottom for our Telecom business. Longer-term, we are excited by the growth prospects offered by a number of new products that strengthen our competitive position in existing Telecom market segments across multiple levels of integration. These new products will enable us to expand our SAM by providing entree into new segments of the Telecom market.

a.

First Quarter of Fiscal 2024. Telecom revenue and orders in the first quarter remained weak, consistent with our expectations, due to ongoing inventory digestion together with project delays related to cautious capital expenditures by certain CSPs. We saw delivery pushouts late in the quarter from multiple customers.

b.

Balance of Fiscal 2024. We expect sequential growth in Telecom revenue in the second quarter and accelerating sequential growth throughout the remainder of fiscal 2024 with a return to year-over-year growth recommencing in fiscal 2025 driven by customers’ inventory normalization, new orders placed by some customers at the end of the first quarter, especially for our critical Telecom products, and revenue ramp of new product launches.

c.	Robust Design and Qualification Activity. We have enjoyed robust design activity in response to multiple planned new projects, which points to a very strong long-term recovery.

d.

A Market Leader. In Telecom, we are a vertically integrated market leader in several core businesses including our pump lasers, telemetry, ROADMs, amplifiers and WSS products along with our coherent transceivers and disaggregated solutions. We believe we are gaining share at many of our key customers on our current product set and our newer product platforms are seeing strong uptake in the industry.

e.

Exposure to Fast Growth Segments. We are excited by our Telecom revenue growth outlook for fiscal 2025 and beyond as we are well positioned in key market segments and expect to benefit from the industry trend towards disaggregation, which benefits pluggable coherent transceivers and disaggregated systems, which are the fastest-growing segments of our Telecom market.

•

Coherent Optical Modules. We are especially excited about the number and quality of customer design wins for our new 100G ZR and 400G ZR/ZR+ pluggable transceivers. The former is based on our own internally developed Steelerton DSP. We currently are qualified and beginning to ramp shipments of our 400G ZR/ZR+ transceivers and expect to commence ramping production and commercial shipments of our new 100G ZR transceivers in calendar 2024.

•	Disaggregated Solutions. We are seeing increasing opportunities for disaggregated solutions at both traditional CSPs and Webscale companies with an increasing number of new design-ins.

ELECTRONICS

Revenue. Revenue for our Electronics market decreased by 15% sequentially and by 50% year-over-year to $90 million for the first quarter driven by the previously disclosed design change at our largest Electronics customer that accounted for almost 10% of revenue in fiscal 2023 along with expected seasonal trends.

Near-Term Demand Trends. As noted in our commentary for each of the past two quarters, we expect a significant decline in revenue in our Consumer Electronics vertical over the next 12 - 18 months, to 3% or less of total revenue from approximately 10% in Fiscal 2023, driven by product design changes. We expect lower demand in Consumer Electronics vertical to offset ongoing strength in our Wide-Bandgap (WBG)/SiC business, resulting in ongoing significant near-term revenue decline for our Electronics business following a strong fiscal 2023.

Longer-Term Demand Trends. We expect an eventual rebound and strong growth in our Electronics market segment driven by ongoing strength in our WBG/SiC business driven by EVs along with a return to growth in the Consumer Electronics vertical. Underlying our view:

1.

Wide-Bandgap (WBG)/Silicon Carbide (SiC). For our WBG business, demand for our SiC substrates continue to exceed supply. We are rapidly expanding capacity as planned. Since we commenced investing in SiC over two decades ago, our product revenue has enjoyed a 35% CAGR. We estimate the market for SiC power electronics for EVs will grow at roughly a 40% CAGR over the next five years.

•

As discussed at greater length above, our recently announced transactions with DENSO and Mitsubishi Electric enhances our confidence in our long-term revenue growth outlook for our silicon carbide business.

2.

Consumer Electronics Vertical. Our longer-term outlook for Consumer Electronics is driven by growth in breadth and depth of sensing adoption well beyond 3D sensing for smartphones. AI applications are currently driving the need for the data provided by advanced sensors that serve as the eyes and ears of AI/ML systems. In addition, AI’s emerging, powerful capabilities are underpinning new use cases to more effectively employ sensing in a variety of markets and applications. This new market dynamic has triggered substantial activity to develop and deploy a variety of sensing solutions. These include health monitoring and biosensing, metaverse AR/VR hardware and wearables, automotive LiDAR and in-cabin sensing, and other emerging applications. We are excited by our strategic engagements across all of these applications, with the breadth and pace of our sensing design-in activities at record levels. Our broad semiconductor laser platform that spans from 850 nm to 2400 nm and three semiconductor material platforms is a key competitive differentiator for this market. Notwithstanding a new market entrant, we are maintaining our overall market share leadership position in Consumer Electronics 3D sensing and rapidly expanding the offerings of our platform, customer partnerships and growth trajectory.

•

AR/VR. During the first quarter, we continued to strengthen our strategic engagements, particularly in the AR/VR and wearables market segments. We initiated volume shipments of a new product designed for a sensing application in AR/VR. We are excited about recent new product announcements in the AR/VR space. As this technology gradually evolves, is more widely adopted and integrates more advanced sensing features, we are well-positioned to serve the market with differentiated solutions based on our opto-semiconductor and optics material platforms.

INSTRUMENTATION

Revenue. For the quarter, Instrumentation revenue decreased by 15% sequentially and by 16% year-over-year to $99 million, primarily driven by customers’ delaying projects and purchase decisions due to ongoing macroeconomic uncertainty. Both Life Sciences vertical and Scientific Instrumentation vertical contributed to the year-over-year decrease while Life Sciences drove the sequential decline.

Demand Trends. We expect relatively unchanged revenue for our Instrumentation market in fiscal 2024 due to macroeconomic uncertainty and inventory normalization. We remain excited regarding the long-term growth opportunity in this market. Underlying our outlook:

a.

Life Sciences Vertical. Since the Coherent, Inc. acquisition, we have been showcasing our combined bioinstrumentation portfolio and integrated subsystem capabilities to some of the largest customers in this market. These customers have been excited about the integration of our broad portfolio of lasers with our optics, filters, and thermoelectric products to provide higher-level integrated solutions. The envelope of laser applications in therapeutics continues to expand and regulatory agencies worldwide continue to expand approvals. We have a variety of laser products to address therapeutic applications, ranging from semiconductor lasers for dermatology applications to Excimer lasers for LASIK procedures. In ophthalmology, we are working with some of the largest companies in the industry to establish long-term supply agreements.

b.

Scientific Instrumentation Vertical. We have seen a near-term slowdown in the market in part due to flat National Institute of Health funding. Research in Life Sciences (neuroscience, cell biology, and disease studies) as well as exotic spectroscopy of materials and complex organic molecules drive most of the research expenditures in lasers.

REGIONAL TRENDS

The Americas: 48% of revenue in the quarter; sequential 19% decrease; year-over-year 29% decrease. The primary drivers of the sequential and year-over-year decreases were in non-AI Datacom and Telecom verticals due to ongoing inventory digestion, as well as a decrease in demand from our Consumer Electronics vertical. Customer engagements and design-in activity across all of our businesses in the region is very strong. However, near term economic uncertainty continues to weigh on customer capital investment decisions.

Europe: 23% of revenue in the quarter; sequential 3% decrease; year-over-year 1% increase. Demand in Europe continues to be challenged due to ongoing macroeconomic uncertainty with weakness in Germany having a particularly pronounced impact. During the quarter we saw strong orders in our Networking segment and expect this trend to continue in the coming quarters.

China: 13% of revenue in the quarter; sequentially 4% decrease; year-over-year 13% decrease. Our business in China continues to be impacted by the macroeconomic and geopolitical environment. However, as supported by the Purchasing Managers Index (PMI), which indicates a slow recovery in China, for full year fiscal 2024 we expect double-digit revenue growth off of a record-low base with sequential improvement in the second quarter and more pronounced recovery in the second half of the year. Underlying our view, we enjoyed relatively strong orders in the first quarter and expect a return to normalized inventory levels and concomitantly normal purchasing patterns in the second half of fiscal 2024. Key drivers of our outlook in the region include our Precision Manufacturing, Display and Telecom verticals.

Korea and Japan: 14% of revenue in the quarter; sequentially essentially flat; year-over-year 15% decrease. Macroeconomic uncertainty continues to present near-term challenges in Korea and Japan including for the second quarter, with important verticals like Display and back-end SemiCap still relatively weak. We expect some improvement in the second half of fiscal 2024 led by stronger Laser service demand. During the quarter, we recorded important design wins in the Semicap vertical. Longer-term, we expect to see a significant increase in demand in Korea and Japan for our Industrial and Instrumentation businesses, especially from OLED Gen 8 fab and, eventually, MicroLED builds.

PART IV - ABOUT COHERENT

Coherent was founded in 1971 to manufacture high-quality materials and optics for industrial lasers. Today, Coherent is a global leader in materials, networking, and lasers for the industrial, communications, electronics, and instrumentation markets operating in more than 20 countries around the world. We are market innovators defining the future through breakthrough technologies, from materials to systems that fuel market megatrends while pursuing our mission of enabling the world to be safer, healthier, closer, and more efficient.

We remain focused on providing industry-leading foundational materials, networking, and laser solutions for the industrial, communications, electronics, and instrumentation markets that enable better performance and greater efficiency of our customers’ solutions. Steadfast in pursuit of our mission, we are not waiting for macroeconomic recovery. We are leveraging our unique set of differentiated assets to invest, manage, and position Coherent for continued growth while succeeding in the exciting markets we are targeting and those that we already serve including:

•	Unparalleled experience in materials, photonics, and lasers;

•	A vertically integrated, geographically diverse organization with scalable manufacturing platforms;

•	A history of insightful targeting and successful integration of strategic acquisitions;

•	A sustained and committed track record of targeted research and development and capital expenditures to prepare for the opportunities that lie ahead; and

•	Worldwide talented and experienced teams of engineers and technologists, including over 2,000 people employed in R&D, as well as expert manufacturing teams, and experienced business leaders.

In addition to continuing to invest in our core assets, we are undertaking strategic moves to enhance our market opportunities and return on invested capital; at the same time, we are proactively executing on opportunities to enhance our operating performance.

We believe that the combination of our sustained efforts to transform the company while focusing relentlessly on targeted markets, customer intimacy, product leadership, and operational excellence will lead to enhanced operating performance and will drive long-term shareholder value. We are taking the short-term challenges head-on and we have made some bold moves that are characteristic of a sustainable market leader. When we look past the horizon, we remain excited and optimistic about our future.

PART V - FINANCIAL TABLES

Table 3

Coherent Corp. and Subsidiaries

Condensed Consolidated Statements of Earnings (Loss)

	THREE MONTHS ENDED
$ Millions, except per share and percentage amounts (unaudited)	Sep 30 2023	Jun 30 2023	Sep 30 2022
Revenues	$1,053,083	$1,205,051	$1,344,570
Costs, Expenses & Other Expense (Income)
Cost of goods sold	746,188	861,686	900,996
Internal research and development	113,488	123,346	121,084
Selling, general and administrative	211,697	256,148	280,014
Restructuring charges	3,018	119,101	—
Interest expense	73,258	78,896	61,889
Other expense (income), net	(6,269)	(687)	31,605

Total Costs, Expenses, & Other Expense	1,141,380	1,438,490	1,395,588

Loss Before Income Taxes	(88,297)	(233,439)	(51,018)
Income Taxes	(20,763)	(55,205)	(12,320)

Net Loss	$(67,534)	$(178,234)	$(38,698)

Less: Dividends on Preferred Stock	30,173	36,673	35,577

Net Loss Available to the Common Shareholders	$(97,707)	$(214,907)	$(74,275)

Basic Loss Per Share	$(0.65)	$(1.54)	$(0.56)

Diluted Loss Per Share	$(0.65)	$(1.54)	$(0.56)

Average Shares Outstanding – Basic	150,328	139,346	133,280
Average Shares Outstanding – Diluted	150,328	139,346	133,280

Table 4

Coherent Corp. and Subsidiaries

Condensed Consolidated Balance Sheets

$ Millions, except per share and percentage amounts (unaudited)	September 30 2023	June 30 2023
Assets
Current Assets
Cash, cash equivalents and restricted cash	$941,081	$833,333
Accounts receivable	795,730	901,531
Inventories	1,280,755	1,272,333
Prepaid and refundable income taxes	19,745	28,271
Prepaid and other current assets	206,420	216,530

Total Current Assets	3,243,731	3,251,998
Property, plant & equipment, net	1,775,384	1,782,035
Goodwill	4,460,144	4,512,700
Other intangible assets, net	3,695,578	3,814,684
Deferred income taxes	39,042	37,748
Other assets	307,419	311,968

Total Assets	$13,521,298	$13,711,133

Liabilities, Mezzanine Equity and Shareholders’ Equity
Current Liabilities
Current portion of long-term debt	$74,730	$74,836
Accounts payable	449,134	405,308
Operating lease current liabilities	37,203	38,271
Accruals and other current liabilities	522,069	560,333

Total Current Liabilities	1,083,136	1,078,748
Long-term debt	4,219,366	4,234,962
Deferred income taxes	742,514	780,307
Operating lease liabilities	136,558	140,748
Other liabilities	236,150	247,402

Total Liabilities	6,417,724	6,482,167
Total Mezzanine Equity	2,271,588	2,241,415
Total Shareholders’ Equity	4,831,986	4,987,551

Total Liabilities, Mezzanine Equity and Shareholders’ Equity	$13,521,298	$13,711,133

Table 5

Coherent Corp. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

	THREE MONTHS ENDED
$ Millions, except per share and percentage amounts (unaudited)	Sep 30 2023	Sep 30 2022
Cash Flows from Operating Activities
Net cash provided by operating activities	$198,803	$79,577

Cash Flows from Investing Activities
Additions to property, plant & equipment	(62,197)	(138,990)
Purchases of businesses, net of cash acquired	—	(5,488,556)
Other investing activities	(1,978)	(711)

Net cash used in investing activities	(64,175)	(5,628,257)

Cash Flows from Financing Activities
Proceeds from borrowings of Term A Facility	—	850,000
Proceeds from borrowings of Term B Facility	—	2,800,000
Proceeds from borrowings of Revolving Credit Facility	—	65,000
Proceeds from issuance of Series B preferred shares	—	1,400,000
Equity issuance costs	—	(42,000)
Payments on existing debt	(18,683)	(996,429)
Payments on borrowings under Revolving Credit Facility	—	—
Debt issuance costs	—	(126,516)
Equity issuance costs	—	—
Proceeds from exercises of stock options	14,947	7,425
Payment on convertible notes	—	(3,561)
Payments in satisfaction of employees’ minimum tax obligations	(13,876)	(40,885)
Other financing activities	(268)	(292)

Net cash provided by financing activities	(17,880)	3,912,742

Effect of exchange rate changes on cash and cash equivalents	(9,458)	(42,273)
Net increase in cash and cash equivalents	107,290	(1,678,211)
Cash, Cash Equivalents, and Restricted Cash at Beginning of Period	837,566	2,582,371

Cash, Cash Equivalents, and Restricted Cash at End of Period(1)	$944,856	$904,160

(1)	Restricted cash, non-current is included in the condensed consolidated balance sheets under ‘Other Assets’.

Table 6

Segment Revenues, GAAP Operating Income (Loss) & Margins and Non-GAAP Operating Income (Loss) & Margins*

	THREE MONTHS ENDED
$ Millions, except percentage amounts (unaudited)	Sep 30 2023	Jun 30 2023	Sep 30 2022
Revenues:
Networking	$472.9	$584.6	$596.6
Materials	244.6	288.0	355.6
Lasers	335.6	332.5	392.4

Consolidated	$1,053.1	$1,205.1	$1,344.6

GAAP Operating Income (Loss):
Networking	$16.3	$(8.1)	$91.0
Materials	7.2	(65.0)	75.3
Lasers	(44.8)	(82.1)	(123.8)

Consolidated	$(21.3)	$(155.2)	$42.5

Non-GAAP Operating Income:
Networking	$49.7	$78.9	$117.7
Materials	42.2	70.2	96.8
Lasers	40.5	36.0	71.9

Consolidated	$132.4	$185.1	$286.4

GAAP Operating Margin (Loss):
Networking	3.4%	(1.4)%	15.3%
Materials	2.9%	(22.6)%	21.2%
Lasers	(13.3)%	(24.7)%	(31.5)%
Consolidated	(2.0)%	(12.9)%	3.2%
Non-GAAP Operating Margin:
Networking	10.5%	13.5%	19.7%
Materials	17.3%	24.4%	27.2%
Lasers	12.1%	10.8%	18.3%
Consolidated	12.6%	15.4%	21.3%

*	Amounts may not recalculate due to rounding.

Table 7

Reconciliation of GAAP Segment Operating Income (Loss) to Segment Non-GAAP Operating Income (Loss)*

	THREE MONTHS ENDED
$ Millions (unaudited)	Sep 30 2023	Jun 30 2023	Sep 30 2022
Networking GAAP Operating Income (Loss)	$16.3	$(8.1)	$91.0
Share-based compensation	10.2	7.6	10.2
Amortization of acquired intangibles(1)	16.3	22.9	16.5
Restructuring charges(2)	(2.0)	55.6	—
Integration, site consolidation and other(3)	8.9	0.9	—

Non-GAAP Networking Operating Income	$49.7	$78.9	$117.7

Materials GAAP Operating Income (Loss)	$7.2	$(65.0)	$75.3
Share-based compensation	16.4	10.4	17.2
Amortization of acquired intangibles(1)	2.6	35.1	3.2
Restructuring charges(2)	5.0	60.4	—
Integration, site consolidation and other(3)	10.6	29.4	1.1
Start-up costs(5)	0.4	—	—

Non-GAAP Materials Operating Income	$42.2	$70.2	$96.8

Lasers GAAP Operating Loss	$(44.8)	$(82.1)	$(123.8)
Share-based compensation	17.9	8.4	25.8
Amortization of acquired intangibles(1)	53.8	75.6	62.8
Restructuring charges(2)	—	3.1	—
Integration, site consolidation and other(3)	13.6	31.0	23.0
Transaction fees and financing(4)	—	—	38.7
Fair value adjustment on acquired inventory	—	—	45.5

Non-GAAP Lasers Operating Income	$40.5	$36.0	$71.9

Total GAAP Operating Income (Loss)	$(21.3)	$(155.2)	$42.5

Non-GAAP Operating Income	$132.4	$185.1	$286.4

*	Amounts may not recalculate due to rounding.
(1)	Amortization of acquired intangibles includes the write-off of certain impaired intangible assets in the fourth quarter of fiscal 2023.
(2)	Restructuring charges include severance, non-cash impairment charges for production assets and improvements on leased facilities and other costs related to the 2023 Restructuring Plan.
(3)

Integration, site consolidation and other includes one-time retention and severance payments, expenses not included in restructuring charges related to site closures as well as other integration costs related to the Coherent transaction.

(4)	Transaction fees and financing includes debt extinguishment costs and various fees related to closing the Coherent transaction.
(5)	Start-up costs in operating expenses were related to the start-up of new devices for new customer applications.

Table 8

Reconciliation of GAAP Measures to Non-GAAP Measures*

	THREE MONTHS ENDED
$ Millions, except per share amounts (unaudited)	Sep 30 2023	Jun 30 2023	Sep 30 2022
Gross profit on GAAP basis	$306.9	$343.4	$443.6
Share-based compensation	7.4	4.9	5.3
Amortization of acquired intangibles(1)	30.8	38.7	47.4
Fair value adjustment on acquired inventory	—	—	45.5
Integration, site consolidation and other(3)	21.3	45.8	0.4

Gross profit on non-GAAP basis	$366.4	$432.8	$542.2

Internal research and development on GAAP basis	$113.5	$123.3	$121.1
Share-based compensation	(8.0)	(5.0)	(5.4)
Amortization of acquired intangibles(1)	(0.6)	(0.6)	—
Integration, site consolidation and other(3)	(1.4)	(2.7)	—
Start-up costs(5)	(0.4)	—	—

Internal research and development on non-GAAP basis	$103.1	$115.0	$115.7

Selling, general and administrative on GAAP basis	$211.7	$256.1	$280.0
Share-based compensation	(29.1)	(16.5)	(42.5)
Amortization of acquired intangibles(1)	(41.3)	(94.2)	(35.1)
Integration, site consolidation and other(3)	(10.4)	(12.8)	(23.7)
Transaction fees and financing (4)	—	—	(38.7)

Selling, general and administrative on non-GAAP basis	$130.9	$132.6	$140.0

Restructuring charges on GAAP basis	$3.0	$119.1	$—
Restructuring charges(2)	(3.0)	(119.1)	—

Restructuring charges on non-GAAP basis	$—	$—	$—

Operating income (loss) on GAAP basis	$(21.3)	$(155.2)	$42.5
Share-based compensation	44.5	26.4	53.2
Amortization of acquired intangibles(1)	72.7	133.5	82.5
Fair value adjustment on acquired inventory	—	—	45.5
Restructuring charges(2)	3.0	119.1	—
Integration, site consolidation and other(3)	33.1	61.3	24.1
Transaction fees and financing(4)	—	—	38.7
Start-up costs(5)	0.4	—	—

Operating income on non-GAAP basis	$132.4	$185.1	$286.4

Table 8

Reconciliation of GAAP Measures to Non-GAAP Measures*

(Continued)

	THREE MONTHS ENDED
$ Millions, except per share amounts (unaudited)	Sep 30 2023	Jun 30 2023	Sep 30 2022
Interest and other (income) expense, net on GAAP basis	$67.0	$78.2	$93.5
Foreign currency exchange gains (losses), net	0.7	(5.6)	3.0
Transaction fees and financing(4)	—	—	(34.8)

Interest and other (income) expense, net on non-GAAP basis	$67.7	$72.6	$61.7

Income taxes on GAAP basis	$(20.8)	$(55.2)	$(12.3)
Tax impact of non-GAAP measures	30.5	72.8	53.5

Income taxes on non-GAAP basis	$9.7	$17.6	$41.2

Net earnings (loss) on GAAP basis	$(67.5)	$(178.2)	$(38.7)
Share-based compensation	44.5	26.4	53.2
Amortization of acquired intangibles(1)	72.7	133.5	82.5
Fair value adjustment on acquired inventory	—	—	45.5
Foreign currency exchange (gains) losses	(0.7)	5.6	(3.0)
Restructuring charges(2)	3.0	119.1	—
Integration, site consolidation and other(3)	33.1	61.3	24.1
Transaction fees and financing(4)	—	—	73.5
Start-up costs(5)	0.4	—	—
Tax impact of non-GAAP measures	(30.5)	(72.8)	(53.5)

Net earnings on non-GAAP basis	$55.0	$94.9	$183.6

Per share data:
Net loss on GAAP basis
Basic Loss Per Share	$(0.65)	$(1.54)	$(0.56)
Diluted Loss Per Share	$(0.65)	$(1.54)	$(0.56)
Net earnings on non-GAAP basis
Basic Earnings Per Share	$0.16	$0.42	$1.11
Diluted Earnings Per Share	$0.16	$0.41	$1.04

*	Amounts may not recalculate due to rounding.
(1)	Amortization of acquired intangibles includes the write-off of certain impaired intangible assets in the fourth quarter of fiscal 2023.
(2)	Restructuring charges include severance, non-cash impairment charges for production assets and improvements on leased facilities and other costs related to the 2023 Restructuring Plan.
(3)

Integration, site consolidation and other includes one-time retention and severance payments, expenses not included in restructuring charges related to site closures as well as other integration costs related to the Coherent transaction.

(4)	Transaction fees and financing includes debt extinguishment costs and various fees related to closing the Coherent transaction.
(5)	Start-up costs in operating expenses were related to the start-up of new devices for new customer applications.

Table 9

Reconciliation of GAAP Net Income (Loss), EBITDA and Adjusted EBITDA*

	THREE MONTHS ENDED
$ Millions, except percentage amounts (unaudited)	Sep 30 2023	Jun 30 2023	Sep 30 2022
Net earnings (loss) on GAAP basis	$(67.5)	$(178.2)	$(38.7)
Income taxes	(20.8)	(55.2)	(12.3)
Depreciation and amortization	138.4	203.6	147.3
Interest expense	73.3	78.9	61.9
Interest income	(3.7)	(4.1)	(0.7)

EBITDA (1)	$119.7	$45.0	$157.5

EBITDA margin	11.4%	3.7%	11.7%
Fair value adjustment on acquired inventory	—	—	45.5
Share-based compensation	44.5	26.4	53.2
Foreign currency exchange (gains) losses	(0.7)	5.6	(3.0)
Start-up costs(6)	0.4	—	—
Restructuring charges(3)	3.0	119.1	—
Integration, site consolidation and other(4)	33.1	61.3	24.1
Transaction fees and financing(5)	—	—	73.5

Adjusted EBITDA (2)	$200.0	$257.4	$350.8

Adjusted EBITDA margin	19.0%	21.4%	26.1%

*	Amounts may not recalculate due to rounding.
(1)	EBITDA is defined as earnings before interest expense, interest income, income taxes, depreciation and amortization.
(2)

Adjusted EBITDA excludes non-GAAP adjustments for share-based compensation, certain one-time restructuring, integration, and transaction expenses, debt extinguishment charges, start-up costs, and the impact of foreign currency exchange gains and losses.

(3)	Restructuring charges include severance, non-cash impairment charges for production assets and improvements on leased facilities and other costs related to the 2023 Restructuring Plan.
(4)

Integration, site consolidation and other includes one-time retention and severance payments, expenses not included in restructuring charges related to site closures as well as other integration costs related to the Coherent transaction.

(5)	Transaction fees and financing includes debt extinguishment costs and various fees related to closing the Coherent transaction.
(6)	Start-up costs in operating expenses were related to the start-up of new devices for new customer applications.

Table 10

GAAP Earnings (Loss) Per Share Calculation*

	THREE MONTHS ENDED
$ Millions, except per share amounts (unaudited)	Sep 30 2023	Jun 30 2023	Sep 30 2022
Numerator
Net loss	$(67.5)	$(178.2)	$(38.7)
Deduct Series A preferred stock dividends	—	(6.9)	(6.9)
Deduct Series B redeemable preferred dividends	(30.2)	(29.8)	(28.7)

Basic loss available to common shareholders	$(97.7)	$(214.9)	$(74.3)

Diluted loss available to common shareholders	$(97.7)	$(214.9)	$(74.3)

Denominator
Weighted average shares	150.3	139.3	133.3
Effect of dilutive securities:
Common stock equivalents	—	—	—

Diluted weighted average common shares	150.3	139.3	133.3

Basic loss per common share	$(0.65)	$(1.54)	$(0.56)

Diluted loss per common share	$(0.65)	$(1.54)	$(0.56)

*	Amounts may not recalculate due to rounding.

Table 11

Non-GAAP Earnings Per Share Calculation*

	THREE MONTHS ENDED
$ Millions, except per share amounts (unaudited)	Sep 30 2023	Jun 30 2023	Sep 30 2022
Numerator
Net earnings on non-GAAP basis	$55.0	$94.9	$183.6
Deduct Series A preferred stock dividends	—	(6.9)	(6.9)
Deduct Series B redeemable preferred dividends	(30.2)	(29.8)	(28.7)

Basic earnings available to common shareholders	$24.8	$58.2	$148.1

Effect of dilutive securities
Add back interest on convertible notes	$—	$—	$0.4
Add back Series A preferred stock dividends	—	—	6.9

Diluted earnings available to common shareholders	$24.8	$58.2	$155.3

Denominator
Weighted average shares	150.3	139.3	133.3
Effect of dilutive securities:
Common stock equivalents	1.9	1.8	1.5
Convertible notes	—	—	4.5
Series A Mandatory Convertible Preferred Stock	—	—	9.6

Diluted weighted average common shares	152.2	141.1	148.8

Basic earnings per common share on non-GAAP basis	$0.16	$0.42	$1.11

Diluted earnings per common share on non-GAAP basis	$0.16	$0.41	$1.04

*	Amounts may not recalculate due to rounding

FORWARD-LOOKING STATEMENTS

The statements contained in this letter to shareholders include forward-looking statements relating to future events and expectations, including our expectations (i) for our future financial and operational results (including expectations for further growth); (ii) regarding our competitive and strategic positioning; (iii) regarding outlook, visibility, key trends, and developments for the second fiscal quarter of 2024, the 2024 fiscal year, and longer term; (iv) regarding growth and demand trends in the markets we serve including industrial, communications, electronics and instrumentation; (v) regarding artificial intelligence and the growth of the datacom transceiver business; (vi) regarding our Synergy and Site Consolidate Plan; (vii) regarding our Restructuring Plan including, without limitation, projected savings, costs to achieve and restructuring charges; and (viii) the silicon carbide transactions (the“SIC Investment Transaction”) and the benefits thereof, each of which, is based on certain assumptions and contingencies. The forward-looking statements are made pursuant to the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995 and relate to the Company’s performance on a going-forward basis. The forward-looking statements contained herein involve risks and uncertainties, which could cause actual results, performance, or trends to differ materially from those expressed in the forward-looking statements herein or in previous disclosures.

The Company believes that all forward-looking statements made by it herein have a reasonable basis, but there can be no assurance that management’s expectations, beliefs, or projections as expressed in the forward-looking statements will actually occur or prove to be correct. In addition to general industry and global economic conditions, factors that could cause actual results to differ materially from those discussed in the forward-looking statements herein include but are not limited to: (i) the failure of any one or more of the assumptions stated herein to prove to be correct; (ii) the risks relating to forward-looking statements and other “Risk Factors” discussed in (x) the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2023 related to the SIC Investment Transaction and (y) the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2022, and additional risk factors that may be identified from time to time in filings of the Company; (iii) the substantial indebtedness the Company incurred in connection with its acquisition of Coherent, Inc. (the “Transaction”), the need to generate sufficient cash flows to service and repay such debt, and the Company’s ability to generate sufficient funds to meet its anticipated debt reduction goals; (iv) the possibility that the Company may not be able to continue its integration progress and/or take other restructuring actions, or otherwise be able to achieve expected synergies, operating efficiencies including greater scale, focus, resiliency, and lower operating costs, and other benefits within the expected time frames or at all and ultimately to successfully fully integrate the operations of Coherent, Inc. (“Coherent”) with those of the Company; (v) the possibility that such integration and/or the restructuring actions may be more difficult, time-consuming, or costly than expected or that operating costs and business disruption (including, without limitation, disruptions in relationships with employees, customers, or suppliers) may be greater than expected in connection with the Transaction and/or the restructuring actions; (vi) any unexpected costs, charges, or expenses resulting from the Transaction and/or the restructuring actions; (vii) the risk that disruption from the Transaction and/or the restructuring actions materially and adversely affects the respective businesses and operations of the Company and Coherent; (viii) potential adverse reactions or changes to business relationships resulting from the completion of the Transaction and/or the restructuring actions; (ix) the ability of the Company to retain and hire key employees; (x) the purchasing patterns of customers and end users; (xi) the timely release of new products and acceptance of such new products by the market; (xii) the introduction of new products by competitors and other competitive responses; (xiii) the Company’s ability to assimilate other recently acquired businesses, and realize synergies, cost savings, and opportunities for growth in connection therewith, together with the risks, costs, and uncertainties associated with such acquisitions; (xiv) the Company’s ability to devise and execute strategies to respond to market conditions; (xv) the risks to realizing the benefits of investments in R&D and commercialization of innovations; (xvi) the risks that the Company’s stock price will not trade in line with industrial technology leaders; and/or (xvii) the risks of business and economic disruption related to worldwide health epidemics or outbreaks that may arise. The Company disclaims any obligation to update information contained in these forward-looking statements, whether as a result of new information, future events or developments, or otherwise.